TRANSPORTATION AGREEMENT

         This Transportation Agreement (hereinafter referred to as the "Agreement") is made and entered into on this 12th day of February 2001 by and among Merco Joint Venture, LLC with a principal place of business located at 1265 Drummers Lane Suite 102 Wayne, PA 19087 (hereinafter referred to as "MERCO") and New York NYCH Railroad Company with a principal place of business located at 4302 First Avenue, Brooklyn, NY (hereinafter referred to as "NYCH") (Merco and NYCH being hereinafter collectively referred to as the "Parties").


                                   WITNESSETH

         Whereas, NYCH is a short line rail carrier authorized to transport rail within its rail terminal in Greenville, New Jersey (the "Greenville Yard");and

         Whereas, MERCO is in the business of of collecting, transporting, treating, beneficially land applying and/or disposing of waste water residuals referred to as biosolids ("Biosolids") and other non-hazadous contaminated soils and waste materials; and

         Whereas, MERCO currently has a contract with The City of New York, Department of Environmental Protection, Bureau of Waste Water Treatment ("NYC DEP") to collect and transport biosolids to the Sierra Blanca Ranch in Sierra Blanca, Hudspeth County, Texas for beneficial land application (the NYC Contract") for a fifteen (15) year period ending June 30, 2013; and

         Whereas, MERCO desires to transport Biosolids from New York to Sierra Blanca, Texas in covered, water tight, twenty-eight or thirty (28 or 30 cu yd) cubic yard, twenty-four (24) ton, inter-modal containers (the "Containers") on flat bed, articulated rail cars, capable of currently carrying seven (7), twenty-four (24) ton loaded Containers (the "Railcars") (the Containers and Railcars collectively sometimes referred to as the "Equipment") and utilize in connection therewith a designated portion of NYCH's facility at the Greenville Yard located in Greenville, New Jersey for the purpose of: (i) transferring the Containers to and from the Railcars, (ii) dispatching and receiving the Railcars to and from other carriers, and (iii) storing and repairing Railcars and empty Containers in furtherance thereof.

         Now, Therefore, In consideration of the premises and of the mutual promises, covenants, representations and warranties herein contained, the parties hereto, intending to be legally bound by the terms hereof, covenant and agree as follows:

         1. Term. This Agreement shall commence on March 1, 2001 or such date as this Agreement is approved by NYC DEP (the "Commencement Date") and shall terminate on the earlier of: (i) June 30, 2013, (ii) the termination or material modification of the NYC Contract that terminates or materially reduces the quantity of Biosolids to be transported by Merco by rail, or (iii) upon mutual written agreement of the Parties. MERCO shall have the right to terminate this Agreement by written notice sixty (60) days prior to the fifth (5th) and tenth
(10th) year anniversary dates from the Commencement Date. MERCO shall also have the right, upon sixty (60) days advance written notice to NYCH, and so long as Merco is not in default of this Agreement, to extend this Agreement for one additional five (5) year term. Either Party shall have the right to terminate this Agreement upon the occurrence of a material default of the other Party, which default shall remain uncured for a period of one month or such shorter cure period as may otherwise be provided for herein.

         2. Conditions Precedent. No shipments can be made under the terms and provisions of this Agreement and this Agreement is expressly conditioned upon, the execution and delivery of this Agreement by all parties to this Agreement and all the documentation required to be furnished hereunder by each party to the other has been received and accepted. Additionally, this Agreement shall be expressly conditioned upon the approval by NYC DEP of (i) the terms and conditions of this Agreement, (ii) Greenville Yard as an inter-modal transportation site for the containers transporting NYC Biosolids, (iii) and of NYCH as a transportation provider to Merco under the NYC Contract. Failure to comply with these conditions precedent of the Agreement will result in the return of such shipments to the Origin. Any return movement shall be subject to the rate provided herein for the movement from origin to original destination, and any movement to an alternate destination shall be made at applicable freight rates at Merco's expense.

         3.       Services to be Performed by NYCH.
                  --------------------------------

                  (a) Top Lift Service. From the Commencement Date to the Termination Date, NYCH shall be responsible for lifting by top lift the Containers containing Biosolids delivered to the Greenville Yard by MERCO or its assigned agents upon motorized chassis or trailer, and placing the Containers on the Railcars. NYCH shall reload the empty Containers back upon the motorized chassis or trailer. NYCH shall perform the top lift service within a commercially reasonable time, consistent with the requirements of NYC DEP pursuant to the NYC Contract, following the arrival of the chassis and Containers to the Greenville Yard.

                  (b) Transportation Service. NYCH will transport the Railcars to and from the Greenville Yard in Jersey City, New Jersey to the Shared Asset Interchange located in Oak Island, New Jersey (the "SAI") or other approved location where the Railcars will be picked up and returned by MERCO's designated rail service provider for transport to and from the Primary or the Alternate Designated Location(s) set forth in below.

                  (c)      Designated Land ApplicationLocations.

                 Primary Designated Location:       The Sierra Blanca Ranch,
                                                       Sierra Blanca, Texas.

                 Alternate Designated Location:     RC Land Company,
                                 Bowie Arizona.

                 Additional Alternative
                 Designated Location:           As designated from time to time.

                  (d) Permits and Capacity of Designated Locations. Merco agrees that each Designated Location will provide NYCH a letter of assurance specifying that the Designated Location has all necessary permits and capacity to handle the Biosolid and has agreed to take of the Biosolids transported to their location.

                   (e) Occupancy of NYCH Premises. To perform the services identified in Sections 3(a) and 3(b) above and subject to the terms of this Agreement, and within thirty (30) days following execution of this Agreement, NYCH shall grant to MERCO (i) the exclusive right to occupy approximately twelve
(12) thousand (12,000 sq. ft.) square feet of the NYCH premises for the storage and repair of containers and the storage of container trailers and related equipment, as shown on Exhibit "A", attached hereto and made a part hereof, (ii) the right to occupy approximately one hundred (100) square feet of office trailer space to be used by Merco as office space, together with the reasonable shared use of common facilities, (iii) the non-exclusive right, from time to time, to occupy for the storage of railcars up to approximately thirty six hundred (3600 ft.) linear feet of rail track located at the Greenville Yard, as shown on Exhibit "A", and (iv) access to power and telephone service (the access costs for which shall be borne by NYCH and the service charges shall be borne directly by Merco).

                  (f) Status of Greenville Yard as Inter-modal Site. NYCH represents and warrants that the Greenville Yard is fully qualified to be used as an inter-modal transportation site for the purposes of this Agreement and that NYCH has obtained all permits, licenses, registrations or approvals from its over-landlord, and all applicable local, state or federal regulatory authorities, if any, required to perform the services to be provided to Merco hereunder.

                  (g) NYCH's Right's to Use and Occupancy of the Greenville Yard. NYCH represents and warrants that it is entitled to the use and occupancy of the Greenville Yard pursuant to its Lease Agreement dated January 20, 1993 with CONRAIL that permits such use and occupancy by NYCH for the full term of this Agreement and that the use of a portion of the premise for the purposes set forth herein are in full force and effect and in compliance with such agreements. NYCH shall provide to Merco a true copy of all agreements between NYCH and CONRAIL and any other party relating to NYCH's right to use and occupy such premises for providing rail transportation services. NYCH covenants and agrees to notify Merco within five (5) days in the event that at any time NYCH shall be in default under the terms of any agreement between it and CONRAIL, or any other party, with respect to the agreements providing for NYCH's rights to use and occupy the Greenville Yard or any portion thereof.

         4.       Base Rail Transportation Rates and Conditions of Transport.
                  ----------------------------------------------------------

                  (a) NYCH Base Rate. NYCH's base rail transportation rate for the movement of the rRailcars from the Greenville Yard in Jersey City, New Jersey to the SAI located in Oak Island, New Jersey, or alternative site mutually acceptable to the Parties hereto, including top lift services of up to seven (7) filled or eight (8) empty containers per r Railcar, shall be Six Hundred Seventy Five and 00/100 ($675.00) Dollars per Railcar. (the "Base Rate"). There is a minimum requirement of forty-five (45) Railcars per month or five hundred forty (540) annually. The Base Rate shall be retroactively adjusted on a prorata basis for any shortfall in the required volume of railcars and Merco shall pay one-twelfth the additional amount due to NYCH each month over the following twelve-month period. The Base Rate shall be adjusted to Six Hundred Fifty and 00/100 ($650.00) Dollars per Railcar, retroactively to the commencement date of this Agreement as, if and when NYCH shall obtain an additional customer or customers that will require the use of the heavy container lifter located within the Greenville Yard and Merco shall be entitled to a credit in the amount of such adjustment against Merco's future payments to NYCH pursuant to this Agreement.

                  (b) Primary Carrier. MERCO shall be responsible for negotiating the rail rate from the SAI to the MERCO rail siding in Sierra Blanca, Texas (or other Alternative Designated Site) with MERCO's designated rail service provider and shall pay for such services directly to the appropriate parties. Merco shall provide route and contract number information to NYCH, which shall then prepare all proper way bill documentation relating to the movement of the Merco Railcars.

                  (c) Other Services. The Base Rate does not include any provision for any transportation, repair, or other services to be rendered by any individual or entity other than NYCH. It shall be the sole responsibility of MERCO to pay for any services other than the movement and dispatch of the Railcars from the Greenville Yard to the SAI.

                  (d) Return to the Greenville Yard. The Base Rate includes the return of the Railcar with empty Containers from SAI at Oak Island, New Jersey to the Greenville Yard in Jersey City, New Jersey on NYCH.

         5. Invoicing. NYCH shall invoice MERCO on the fifteenth (15th) and thirtieth (30th) day of every month. MERCO shall pay such invoice within fourteen (14) days. NYCH irrevocably states that it will not under any circumstances request or accept being classified by The City of New York as a "subcontractor" pursuant to the NYC Contract.

         6. Consumer Price Index. The Base Rate shall be adjusted after the end of the fifth year and tenth year by a percentage equal to the percentage increase in the Consumer Price Index for Northern New Jersey.

         7. Car Supply, Condition and Cleaning. MERCO shall be responsible for supplying all Equipment. The Equipment provided by MERCO must not display any railroad marks or logos other than those of MERCO and/or those of MERCO's Master Lessor or Lender. The Equipment is subject to the prior approval of the NYCH's Mechanical Department, which approval shall not be unreasonably withheld or delayed. No demurrage, mileage or car hire charges will be paid by NYCH in connection with the operation of the Equipment. No loaded or empty car will be accepted by NYCH unless the Container doors are properly closed and secured and Container coverings are properly in position and secured.

         Railcars and Containers used in this service must be kept clean MERCO recognizes that in order for the movement covered by this Agreement to be successful, all necessary steps must be taken by MERCO to keep the Equipment clean and minimize as far as possible, any other objectionable aspects of the movement of the material covered by this Agreement.

         8. Equipment Standards. The Equipment used for transportation pursuant to this Agreement will be supplied by MERCO per diem free. Equipment shall comply with all applicable Federal, State and Local law rules, regulations, permits and licenses, provided that compliance therewith shall in no way relieve any party from any liabilities otherwise assumed under this Agreement. The laws, rules and regulations referred to above, include AAR Interchange Rules and regulations of the Federal Railroad Administration (FRA). Gross weight on rail of loaded car and container shall not exceed the individual car's stenciled load limit.

         9.       Inspection.

                  (a) Railcars. Must be made available for inspection and acceptance by NYCH's Mechanical Department, prior to being placed in service. When utilized for transport of containers of bulk non-hazardous waste, and containers are equipped with end doors, Railcars, which are not equipped with end-of-car cushioning, will not be accepted. Any private railcar, which has not been accepted by NYCH for transportation of non-hazardous waste, may require the successful completion of additional testing prior to receiving final approval. Such testing shall not be unreasonably delayed.

         If the Railcar meets all applicable regulations and the provisions of this Agreement, approval of the Railcar will not be unreasonably withheld. Railcars for Container service must be equipped with positive locking devices or curb restraints that meet AAR standards.

                  (b) Containers. All Containers supplied by MERCO must be made available for inspection and acceptance by NYCH's Mechanical Departments, prior to being placed in service. Containers must meet all design and construction criteria outlined in AAR or FRA standards.

         Containers without an approved covering will not be accepted. Covering may be a hard removable lid (hinged or latched) or heavy-duty non-permeable tarping. The lids or tarping must have proper securements in order to eliminate any possibility of the lids or tarping becoming dislodged from container during transport.

         If Containers are equipped with end-doors, these doors must have proper securement apparatus to insure that doors remain tightly closed during transport. Containers must be watertight so that there is no leakage or seepage from cContainers.

         10. Damage to MERCO Railcars and/or Containers. In the event of damage to MERCO Railcars and/or Containers while in the care of NYCH, NYCH will, in a timely manner notify MERCO of such damage. In the event that the damage to MERCO's Railcar and/or Containers is the result of the negligence of NYCH, then NYCH shall bear the financial responsibility of repairing such damage. In the event that the damage to MERCO's Railcar and/or Containers is the result of the negligence of MERCO, then MERCO shall bear the financial responsibility of repairing such damage. In the event that the damage to MERCO's Railcar and/or Containers is the result of the negligence of both NYCH and MERCO, then each Party shall bear the proportionate share of the financial responsibility of repairing such damage.

         11. Incorporated Provisions. Except as provided otherwise in this Agreement or in a Schedule attached hereto, all classifications, tariffs, and exempt circulars; government, AAR, and NYCH's rules, regulations, and provisions; and the terms and provisions of the Uniform Straight Bill of Lading shall apply to transportation hereunder, expect that stop-off or transit privileges or proportional or intermediate application will not be permitted. Diversion and reconsignment will be allowed only as a result of an inability to unload at destination caused by a Force Majeure event. A diverted or reconsigned shipment will be subject to applicable freight rates from the point of diversion or reconsignment to the new destination, unless otherwise provided herein, and payable by MERCO.

         12. Claims. No claims will be filed against NYCH for damages to the material or for delay in transit and delivery.

         13. Loading and Unloading. NYCH, while performing the top lift service and transportation service as defined in Paragraph 3(a) and 3(b), shall be responsible for the proper loading and unloading of Railcars, and will comply with the loading rules of the AAR and applicable Federal and state laws and regulations regarding the handling of solid waste. NYCH will not load a Railcar in excess of its stenciled gross vehicle weight. NYCH shall rely upon the NYC DEP container scale weigh tickets, provided by Merco or its trucking subcontractor, in determining the weight of each loaded container.

         MERCO's responsibility shall include obtaining any necessary permits, authoritizations or permissions required to affect any required weight reduction and subsequent handling of the material unloaded, as well maintaining the general order of the operation by providing adequate supervision to supervise the operation. Unloading is further subject to the provisions of Section 15 (b) hereof.

         14.      Delivery to Destinations.
                  ------------------------

                  (a) Identification of Alternative Destination. MERCO shall designate both a primary and one or more alternate destinations for the shipments. All the requirements in this Agreement, including, but not limited to, Sections 17 and 18 herein, shall apply to each and every destination and alternate destination.

                  (b) Non-Acceptance of Railcar for Unloading. Notwithstanding the provisions of Section 20, if MERCO, or any party selected by MERCO, fails for any reason to accept delivery at a designated delivery point, which point shall not be located on NYCH's property, or to provided for removal of such car from NYCH's property, within forty-eight (48) hours after the giving of notice of constructive placement at destination, MERCO shall promptly direct NYCH how to handle the Railcar. MERCO shall be solely responsible for selecting any alternate destination or disposal site, and the parties agree that NYCH did not select the Designated Location for any shipment tendered pursuant to this Agreement. If MERCO fails to provide directions for handling the Railcar to an Alternate Destination, within these forty-eight (48) hours, NYCH may return the Railcar to origin. Moreover, MERCO shall provide a letter, which states that said return movement has received any and all necessary permits and legal approvals to transport and dispose of the material returned to original origin by such return movement. The charges for any return movement will be rated on a mileage pro-rate of the rate from the original origin to the original destination.

         NYCH shall cease loading cars at origin if any judicial, administrative or enforcement action is commenced, which would prohibit, or unduly impede, the proposed operation or the transportation of the Equipment contemplated hereunder. NYCH shall also cease loading cars at origin if for any reason Railcars are not accepted for unloading within 48 hours of notice of constructive placement.

         15. Limit of Carrier's Obligation. NYCH shall have no obligation with regard to disposition of the Biosolids tendered to it for transportation other than to deliver it to the Oak Island Interchange, or to an operator or other person selected by MERCO at a Designated Location.

         16. Selection of Disposal Location. All sites selected by MERCO as a Designated Location for the shipments made hereunder were selected by MERCO alone and MERCO hereby certifies that NYCH has not participated in, nor taken any active interest in the site selection for the storage or disposal of the materials transported hereunder.

         17. Federal, State and local Laws and Permits. MERCO shall comply with all applicable Federal, State and local laws, ordinances and regulation, including, but not limited to, all laws pertaining to the transportation, transfer and delivery, treatment, dumping, storage and disposal of the the Biosolids.

         Prior to any transportation hereunder, MERCO shall obtain, and shall maintain in effect during the term of this Agreement, any and all necessary permits or licenses for the transportation, transfer, delivery, treatment, dumping, storage and disposal of the Biosolids subject to this Agreement, and shall furnish copies of all necessary permits and licenses to NYCH. Prior to any transportation hereunder, MERCO shall obtain from the responsible state and local regulatory authorities for each and every State and/or locality in which the subject commodity is originated, transferred between modes, and disposed of, written confirmation, or other documentation deemed sufficient by NYCH, to meet this requirement, that all elements of the transportation and disposal of the commodity, including, but not limited to, transportation, transfer, delivery, treatment, dumping, storage and disposal, meet all legal requirements.

         MERCO shall be responsible for compliance with all new or changed laws and regulations, which apply to it and affect the proposed operation. Any new or changed law or regulation, and/or any legal action commenced, which prohibits or seeks to prohibit, or unduly impedes, the proposed operation or the transportation or other service necessary or convenient to the efficient transportation and disposal of the Biosolids shall, at the election of NYCH, be deemed a substantial change in circumstances or conditions within the meaning of
Section 27 hereof.

         MERCO shall immediately advise NYCH of any new or changed law or regulation, or any change in its permits or licenses, which may affect the operation. If MERCO fails to provide such proper notification, NYCH may terminate this Agreement, and MERCO shall pay any and all damages, costs and fees to which NYCH are subjected as a result of such new or changed laws or regulations. MERCP shall insure that NYCH maintains all permits that they are required to have for transportation of the material herein contemplated.

         18. Biosolids Analysis Reports. If requested by NYCH, MERCO shall provide NYCH with a copy of any analysis report that is required to be submitted to any federal or state agency or to the operator of any Designated Location.

         19. Hazardous Material Excluded. This Agreement is only for the transportation of non-hazardous municipal wastewater residuals known as Biosolids or other non-hazardous contaminated soils or waste materials. Hazardous materials or hazardous wastes shall not be tendered to transportation hereunder.

         20. Description of Excluded Hazardous Substances. Hazardous Substances or hazardous wastes prohibited from transportation hereunder include all materials designated by the Department of Transportation as hazardous for purposes of transportation as described in 49 CFR Part 172, and all materials designated as hazardous pursuant to the Resource Conservation and Recovery Act
(RCRA) (42 U.S.C. 6901 et seq.) or the Comprehensive Environmental Response Compensation and Liability Act (CERCLA) (42 U.S.C. 9601 et seq.) as each may be amended from time to time, all regulations promulgated thereunder, including but not limited to material designated as hazardous by the Environmental Protection Agency in 40 CFT Part 261, and all waste defined or characterized as hazardous, chemical, industrial or special waste by the principal agency of any state having jurisdiction over the collection, transportation, transfer, treatment, dumping, storage or disposal of waste transported under this Agreement.

         21.      Environmental Indemnification.

                  (a) NYCH covenants and agrees to indemnify, exonorate and hold MERCO harmless from and against any and all damages, losses liabilities, obligations, penalties, fines, claims, litigatio, demands, defenses, judgments, suits, proceedings, costs, disbursements or expenses (including, without limitation, attorney's and experts' reasonable fees and disbursements) of any kind or of any nature whatsoever which may at any time be imposed upon, incurred by or asserted or awarded against MERCO arising from or out of or relating to any Hazardous Substance on, in, under or affecting all or any portion of the Premises of the Greenville Yard or any adjacent property(ies).

                  (b) NYCH covenants and agrees to indemnify, exonorate and hold The City of New York harmless from and against any and all damages, losses liabilities, obligations, penalties, fines, claims, litigatio, demands, defenses, judgments, suits, proceedings, costs, disbursements or expenses (including, without limitation, attorney's and experts' reasonable fees and disbursements) of any kind or of any nature whatsoever which may at any time be imposed upon, incurred by or asserted or awarded against New York arising from or out of or relating to any Hazardous Substance on, in, under or affecting all or any portion of the Premises of the Greenville Yard or any adjacent property(ies).

                  (c) MERCO covenants and agrees to indemnify, exonorate and hold NYCH harmless from and against any and all damages, losses liabilities, obligations, penalties, fines, claims, litigatio, demands, defenses, judgments, suits, proceedings, costs, disbursements or expenses (including, without limitation, attorney's and experts' reasonable fees and disbursements) of any kind or of any nature whatsoever which may at any time be imposed upon, incurred by or asserted or awarded against NYCH arising from or out of or relating to the Biosolids on, in, under or affecting all or any portion of the Premises of the Greenville Yard or any adjacent property(ies).

                  (d) The matters covered by the foregoing indemnity shall include, without limitation, any of the following:

                           (i)      The costs of removal or remediation of any
and all Hazardous Substances from all or any portion of the Premises of the Greenville Yard or any adjacent property(ies);

                           (ii)     The costs  required to take necessary
precautions to protect against the release of any Hazardous Substance on, in, under or affecting the Premises into the air, ground, any body of water, any other public domain or any adjacent property(ies); to the extent required by any Environmental Law or any governmental authority, including without limitation, the costs and expenses of environmental testing and assessments; and (iii) the costs incurred, in connection with all or any portion of the Premises of the Greenville Yard or any adjacent property(ies), to comply with any and all Environmental Laws including fines, penalties, and administrative and overhead costs charged by any governmental entity.

         22.      Indemnification.
                  ---------------

                  (a) Each Party (the "First Party") shall protect, indemnify, and save harmless the other Party, its affiliated Companies and their officers, directors, stockholders, employees, and agents (the "Second Party") from and against all liabilities, losses, claims, damages, penalties, causes of action, suits (including suits for personal injuries or death and including reasonable attorneys' fees and expenses) caused by the negligence or willful and wanton acts of the First Party arising out of or in connection with its obligations under this Agreement, and shall pay any judgments of any nature rendered against the Second Party for such injuries or damage due to or arising out of or in connection with such negligence or willful and wanton acts of the First Party. If any liability, loss, claim, damage, penalty, cause of action or suit arises from the joint negligence or willful and wanton acts of NYCH and MERCO, each Party shall be responsible for only that portion of the liability, loss, claim, damage, penalty, cause of action or suit caused by its negligence or willful and wanton acts.

                  (b) If the proximate cause of any claim, loss suit, liability or expense is caused by the joint and concurring negligence of NYCH and MERCO the liability shall be apportioned according to the respective negligence of the parties. If the proximate cause of any claim, loss, damages, suit, liability or expense cannot be determined as between the parties, the liability therefore shall be borne fifty (50%) percent by NYCH and fifty (50%) by MERCO.

                  (c) MERCO shall save, indemnify, defend and hold harmless NYCH and its directors, officers and employees from and against any and all claim, loss, damages (including special and consequential damages caused by sudden and accidental pollution), suit, liability, and expense arising from or in any way connected with the transportation, transfer, delivery, treatment, unloading, storage or disposal of Biosolids by MERCO, or any other act or omission of MERCO to receive, transfer, deliver, treat, unload, store or dispose of the Biosolids, including but not limited to, damages caused by sudden accidental pollution or the contamination of Biosolids (including but not limited to leaking containers), and any fines, penalties or suits resulting from alleged or actual violation of federal, state or local environmental or other law, statute, ordinance, code, or regulation.

                  (d) MERCO shall further save, indemnify, defend and hold harmless NYCH and its directors, officers and employees from and against any and all claim, loss, damages (including special and consequential damages caused by sudden and accidental pollution), suit, liability, and expense, including reasonable attorney's fees, arising from or in any way connected with MERCO leaving Environmental Protection Improvement Company's Brill Yard located in Newark, New Jersey. The rights of NYCH pursuant to the foregoing provision shall be expressly conditioned upon the strict compliance by NYCH with the provisions of Section 26 hereof.

                  (e) Merco shall be responsible for any fines, penalties or suits imposed on NYCH resulting from any alleged or actual violation of federal, state or local environmental or other law, statute, ordinance, code, or regulation.

                  (f) Notwithstanding the other provisions of Section 19, if Merco, knowingly or unknowingly, tenders or ships any hazardous material or hazardous waste, as defined herein, Merco shall save, indemnify, defend and hold harmless NYCH and their directors, officers and employees from and against any and all claim, loss, damages (including special and consequential damages, or damages caused by sudden accidental pollution), suit, liability and expense arising out of the transportation, transfer, delivery, treatment, dumping, storage or disposal of such hazardous materials, including but not limited to any and all cleanup or decontamination costs, any environmental fines or penalties, and any liability pursuant to Section 107(a) and (b) of CERCLA and any amendments thereto, and for any similar liability pursuant to state or local laws which may hold NYCH liable for any release or hazardous waste or materials, regardless or NYCH's negligence.

                  (g) Merco shall further indemnify and hold NYCH harmless from any and all cost, fine, penalty, claim or other expense incurred by NYCH (including attorney's fees and other legal or investigative expenses) resulting from any order or directive of any governmental body or agency or any court prohibiting, regulating, restricting or requiring movement of a loaded car subject to this Agreement, or prohibiting, regulating or restricting delivery of the commodity at destination or at any alternate destination or at origin if the commodity is returned to origin pursuant to Section 8 hereof. Such costs shall include transportation costs (including applicable charges for any transportation service performed by NYCH), dumping, storage, transfer, delivery, treatment or other costs, both direct and indirect, incurred as a result of any such order or directive.

         23.      Insurance.
                  ---------

                  (a) MERCO shall maintain general liability insurance with coverage limits or not less that Two Million ($2,000,000) Dollars each occurrence for bodily injury, Two Million ($2,000,000) Dollars each occurrence for property damage liability, and a minimum of Five Million ($5,000,000) Dollars umbrella coverage. MERCO shall also maintain automobile insurance with coverage limits or not less than One Million ($1,000,000.00) Dollars. The Insurance policies shall identify as an additional insured NYCH, New York Regional Rail Corporation, C. H. Propriety Inc., JS Transportation and Conrail Shared Assets.

                  (b) NYCH shall maintain general liability insurance, including motor vehicle coverage, with coverage limits or not less that Five Million ($5,000,000) Dollars each occurrence for bodily injury, and Five Million ($5,000,000) Dollars each occurrence for property damage liability. The Insurance policies shall identify as an additional insured MERCO Joint Venture, LLC., Eagle Land Management, Inc., Fleet Capital Leasing, Inc., and Bombardier Capital Leasing, Inc.

         24. Force Majeure. Except as otherwise provided herein, if any party is unable to perform its obligation under this Agreement due to or as a result of a an Act of God, including flood, storm, earthquake, hurricane, tornado, or other severe weather or climatic condition; act of public enemy, war blockage, insurrection, or riot; fire wreck, derailment, washout or explosion; strike, lockout or labor dispute; or embargo or governmental law, order or regulation beyond the reasonable control of the party affected, this Agreement shall be suspended between the affected origin and destination for the duration of such disability. The party claiming Force Majeure shall promptly notify the party of the commencement and termination of such disability.

         25. Notice. Except as otherwise provided in this Agreement or a Schedule attached hereto, any notice given under this Agreement shall be in writing and shall be delivered in person or by telefax and overnight delivery service, or U.S. Certified Mail, Return Receipt Requested, addressed as follows, or to such other address as the party may designate by notice:

To MERCO:                                            To NYCH:

     William E. Iorio                            Ronald W. Bridges, President
     Merco Joint Venture, LLC                    New York Cross Harbor Railroad
     1265 Drummers Lane, Suite 102               4302 First Avenue
     Wayne, PA 19087                             Brooklyn, NY 11232
     Fax:     610-293-0550                       Fax: 718-788-4462

With a Copy to:                             With a Copy to:

         John C. Iorio, Esq.                         Darryl S. Caplan, Esq.
         Eagle Land Management, Inc.                 Cureton Caplan
         Managing Member,                            950B Chester Avenue
         Merco Joint Venture, LLC.                   Delran NJ 08075
         1265 Drummers Lane, Suite 102               Fax: 856-824-1008
         Wayne, PA 19087 Fax: 610-293-0550

Any notice given under this Contract shall be effective, if sent by mail or overnight delivery service, on the date of placing the same in the U.S. mails, and, if by personal delivery, on the date of such delivery.

         26. Non-Disclosure. The Parties to this Agreement will protect the confidentiality of the terms and conditions of this Agreement. Only where a Party is required by a court of competent jurisdiction or Federal agency to reveal any of the terms and provision of this Agreement, or where all parties give their written consent to disclosure, will disclosure be allowed. The Party making disclosure will notify the others in advance of such disclosure. Nothing in this confidentiality provision will preclude the use of this Agreement by any Party hereto to obtain financing, a lease license or acquisition of real property, track rights, riparian rights, water rights or any other rights reasonably necessary in the ordinary and regular business operations of the Parties hereto. NYCH specifically consents to the disclosure to NYC DEP, EPA, TNRCC any other regulatory authority, or MERCO's current or future lending institutions.

         The Parties hereto recognize and agree that upon the approval of NYC DEP of this Agreement and the consent of MERCO, which consent will not be unreasonably withheld, NYCH has the right to issue a press release concerning the existence of this Agreement and revealing the approximate anticipated value of this Agreement to NYCH. The timing and text of such release shall be subject to prior written consent of MERCO but shall not be later than the first date of operation under this Agreement.

         27. Inequities. It is the intent of the Parties hereto that they will mutually benefit from this Contract. If either party suffers a gross inequity resulting from a substantial change in circumstances or conditions, except for an inequity resulting from competitive transportation considerations, the parties will negotiate in good faith to resolve or remove such inequity or to terminate this Agreement.

         28.      Default and Termination of this Agreement.
                  -----------------------------------------

                  (a) Failure to Perform. Failure to perform as provided under the terms and conditions of this Agreement, including the failure to make any payment when due, shall constitute default hereunder.

                  (b) Monetary Default. With respect to a monetary default by MERCO if not cured within five (5) days after receiving written notice thereof, NYCH may terminate this Agreement.

                  (c) Non-Monetary Defaults. With respect to non-monetary defaults, the defaulting party must in good faith undertake all reasonable steps to cure within ten (10) days of receipt of written notice from the non-defaulting party. If the default is incapable of being cured within a reasonable period of time thereafter this Agreement may be terminated by the non-defaulting party.

                  (d) Waiver of Default. Waiver of any default will not be construed as waiver of either a subsequent or continuing default, unless the issue has been submitted to arbitration as outlined in Section 31.

                  (e) Cancellation of NYC Contract. In the event that (i) the NYC Contract is cancelled, or (ii) NYC DEP directs or authorizes the delivery of the Biosolids to a location, which will not require rail transportation services, MERCO shall have the option of terminating this Agreement. Upon the exercise of this right of termination, MERCO shall have the right to either:

                           (i)      Reimburse NYCH railroad for the future
financing costs the Container Handler; or

                           (ii)     Either  purchase the  Container  Handler or
the  equipment-financing  contract for the  Container Handler.

         29.      Non-Waiver.       The failure to enforce any  provision of
this Agreement or waiver of any default hereunder shall not be construed as a waiver of the provision or of any subsequent or continuing default.

         30. Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance, remediation and enforcement (including, without limitation, provisions concerning limitations of actions) shall be governed by and construed in accordance with the domestic laws of the State of New Jersey, notwithstanding any choice-of-laws doctrines of such jurisdiction or any other jurisdiction which ordinarily would cause the substantive law of another jurisdiction to apply, without the aid of any canon, custom or rule of law requiring construction against the draftsman.

         31. Arbitration. Any controversy, claim or dispute related to or arising out of this Agreement shall be settled by arbitration pursuant to the current commercial arbitration rules of the American Arbitration Association strictly in accordance with the terms of this Agreement and the substantive law of the State of New Jersey. The arbitration shall be conducted at the Association's New Jersey office, by one arbitrator, who shall be an attorney knowledgeable in the transportation industry. Judgment upon the arbitrator's award may be entered and enforced in any court of competent jurisdiction. Neither party shall institute a proceeding hereunder unless ten days prior thereto such party shall have furnished the other written notice by certified mail of its intent to do so. Neither party shall be precluded hereby from seeking provisional remedies in the courts of any jurisdiction including, but not limited to, temporary restraining orders and preliminary injunctions to protect its rights.

         32. Assignment. No party may assign or transfer this Agreement, in whole or in part, or any interest arising hereunder, without the other parties' prior written consent.

         33. Entire Understanding and Modifications. This Agreement shall be binding upon the parties and their successors and assigns, constitutes the entire understanding of the parties, and may not be modified or amended, except by mutual agreement of the parties in writing.

         34. Survivability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity of all other provisions herein shall continue in effect unless a gross inequity will result.

         35. Abandonment of Rail Line. NYCH may, pursuant to appropriate regulatory authority, abandon, sell or otherwise dispose of a line of railroad on which an origin or destination facility is located, or which provides the only practical rail connection between an origin and destination facility. The provisions of this Agreement shall be inapplicable on and after the date of such abandonment, sale or other disposition with respect to transportation services that used such line. NYCH shall provide Merco with at least sixty (60) days' prior written notice of such action.

         36. Government Approvals. NYCC shall deliver to MERCO an opinion letter from the Railroad to the effect that pursuant to the Interstate Commece Committee Termination Act ("ICCTA"), NYCH's Greenville Yard is permitted to operate without the need to obtain permits, approvals, or licenses from the State of New Jersey or any other, county or local government, or their agencies, authorities or subdivisions.

         37. Acknowledgement of NYC Terms. NYCH acknowledges the terms and conditions of the NYC Contract and specificially acknowledges and agrees as follows:

                  (a) This Agreement shall not be effective until approved in wirting by NYC DEP, a copy of which approval shall be attached to this Agreement as Exhibit "B". If this approval is not granted within thirty (30) days, this Agreement will have no force and effect. The Parties may mutually agree in writing to extend such time period for approval;

                  (b) Nothing contained in this Agreement shall impair the rights of NYC DEP pursuant to the NYC Contract, or otherwise;

                  (c) Nothing conatined in this Agreement or the NYC Contract shall create any contractual relationship between NYC DEP and NYCH;

                  (d) NYCH specificially agrees to be bound by the confidentiality provision set forth in the NYC Contract, a copy of which is attached hereto as Exhibit "B".

                  (e) In the event of termination of the NYC Contract as a result of default by MERCO, or otherwise, NYC DEP or its performance bonding company may, at its sole option, elect to perform MERCO's obligations under the NYC Contract in which event NYCH covenants and agrees to provide services contemplated herein to NYC DEP or its performance bonding company on the terms and conditions set forth herein.

         IN WITNESS WEREOF, the parties hereto have caused this Agreement to be executed by their authorized officials on the date herein above first written.


NEW YORK CROSS HARBOR                       MERCO JOINT VENTURE, LLC
RAILROAD COMPANY


BY:                                                BY:
    ------------------------                       ----------------------------
    Ronald Bridges, President                      William E. Iorio, Chairman